Exhibit 99

Contact:

Brent Turner

Co-President

(615) 861-6000

Acadia Healthcare Signs Definitive Agreement to Acquire Three Acute Inpatient Psychiatric

Facilities with 166 Beds

FRANKLIN, Tennessee, January 5, 2012 -- Acadia Healthcare Company, Inc. (“Acadia” or the “Company”) (NASDAQ: ACHC) today announced that it has signed a definitive agreement to acquire three inpatient psychiatric hospitals from Haven Behavioral Healthcare for $91 million in cash. The facilities, with an aggregate of 166 acute inpatient psychiatric beds and total revenues of approximately $43 million for the 12 months ended September 30, 2011, are located in Tucson, Arizona, Wichita Falls, Texas, and Ada, Oklahoma, respectively. The transaction will be funded with the net proceeds of Acadia’s December 2011 equity offering, as well as a partial draw on the Company’s revolving line of credit. Acadia expects to complete the transaction, which is subject to customary closing conditions, by the end of the first quarter of 2012.

Joey Jacobs, Chairman and Chief Executive Officer of Acadia, commented, “Our agreement to acquire three acute psychiatric inpatient facilities represents a great start to 2012. In addition to the expansion of our team of experienced and dedicated behavioral health care professionals, we expect this accretive transaction will produce incremental annualized earnings of approximately $0.20 to $0.22 per diluted share and improve our payor mix by increasing our percentage of acute psychiatric revenue. We plan to increase the number of acute beds at each facility during 2012 to meet the needs of patients in these markets and to support our initiatives to increase the facilities’ organic growth by providing a broader range of services and enhancing marketing efforts. This transaction is consistent with the continuing opportunities we see to selectively pursue additional acquisitions in the highly fragmented market for behavioral health care services.”

Risk Factors

This news release contains forward-looking statements. Generally words such as “may”, “will”, “should”, “could”, “anticipate”, “expect”, “intend”, “estimate”, “plan”, “continue”, and “believe” or the negative of or other variation on these and other similar expressions identify forward-looking statements. These forward-looking statements are made only as of the date of this news release. We do not undertake to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise. Forward-looking statements are based on current expectations and involve risks and uncertainties and our future results could differ significantly from those expressed or implied by our forward-looking statements. Factors that may cause actual results to differ materially include, without limitation, (i) Acadia’s ability to complete the acquisition and successfully integrate the operations of the facilities to be acquired; (ii) potential reductions in payments received by Acadia and the Haven facilities from the government and third-party payors; (iii) the risk that Acadia may not generate sufficient cash from operations to service its debt and meet its working capital and capital expenditure requirements; and (iv) potential operating difficulties, client preferences, changes in competition and general economic or industry conditions that may prevent Acadia from realizing the expected benefits of the transaction. These factors and others are more fully described in Acadia’s periodic reports and other filings with the SEC.

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ACHC Signs Definitive Agreement to Acquire Three Inpatient Psychiatric Hospitals

January 5, 2012

About Acadia

Acadia is a provider of inpatient behavioral health care services. Acadia operates a network of 29 behavioral health facilities with approximately 1,970 licensed beds in 18 states. Acadia provides psychiatric and chemical dependency services to its patients in a variety of settings, including inpatient psychiatric hospitals, residential treatment centers, outpatient clinics and therapeutic school-based programs.

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